Exhibit 99.1

Tel-Instrument Electronics Corp. Reports $639K Of

Net Income for Third Quarter of FY 2019

East Rutherford, NJ – February 8, 2019 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE American: TIK), a leading designer and manufacturer of avionics test and measurement solutions, today announced its financial results for the third quarter of fiscal year 2019.

Highlights for Third Quarter of Fiscal Year 2019

●	Revenues increased 51% to just under $4 million from $2.6 million as compared to the same 2018 fiscal quarter.
●	Total orders for the quarter increased to $9.7 million and backlog at December 31, 2018 increased to almost $7 million.
●	Gross profit as a percentage of sales increased to 49.5% versus 35.7% as compared to the same 2018 fiscal quarter.
●	Operating profit improved to $757k as compared to an operating loss of $293k for the same 2018 fiscal quarter.
●	Net income improved to $639k as compared to a net loss of $333k for the third quarter in the same 2018 fiscal year.
●

Net income attributable to common shareholders included a one-time deemed dividend charge of $420k incurred as a result of the Series B Preferred Convertible Stock issuance. This non-cash charge had no impact on stockholders’ equity.

Jeff O’Hara, Tel’s President and CEO said, “We are pleased to report a return to solid profitability in our latest quarter. The Company continues to build momentum while broadening our worldwide presence. Our team continues to work hard in pursuing new opportunities, developing new products and improving our manufacturing processes, while maintaining tight cost controls. The favorable product mix and tight cost controls resulted in Tel approaching its 50% gross margin target in the latest quarter. The near-term goal for the Company is to continue to increase revenues and profitability and to further rebuild our balance sheet that was negatively impacted by the Aeroflex litigation and damages award. The recent $1 million issuance of Series B Preferred Stock was crucial, as it has allowed us to quickly ramp up production and take full advantage of opportunities now in play for the Company. We continue to work hard on our domestic and international Mode 5 marketing efforts and we are pleased to report that our new T-47/M5 test set is making major in-roads in several key international markets. The $9.7 million of new orders for the third quarter will allow us to continue our growth path for the fourth quarter and into the 2020 fiscal year. We were particularly excited to finally secure the initial $520k purchase order from the German military this week after extensive delays resulting from a competitor’s unsuccessful protest. Based on customer input, we anticipate total bookings in CY 2019 from the German contract will total approximately $3.5 million. We also have several other large domestic and international contracts in play that we hope to announce in the next few months. Based on current backlog and expected contracts, we anticipate continued improvement in revenues and profitability for the balance of this fiscal year and for the next fiscal year.

The Company continues to be excited about its new handheld avionics flight-line test set, the “SDR-OMNI”. The world’s first “All-in-One” Avionics Test Set utilizes true software-designed radio technology that enables it to test all common avionics functions in one 4.5 pound test set. The SDR/OMNI has very wide frequency to accommodate new commercial and military waveforms in an industry leading 4-pound package. This is half the weight of competitive test sets. It utilizes the latest touch screen technology and has the capability to replace all TIC commercial test sets and military flight-line test sets with one handheld product. We expect to begin shipments of the initial product later this summer. The Company’s goal is to use this hardware platform to move into the much larger digital radio communication test set market.

With respect to the Aeroflex litigation, we expect to file our appeal brief this month and it will likely take several years to reach a final decision. We believe that we have strong arguments for this award to be reduced or dismissed based on errors made during the trial and/or standing issues. Importantly, the legal expense associated with this litigation will be largely behind us after the current fiscal quarter. While we believe we have strong legal arguments, winning on appeal is always an uphill battle and we are working hard to generate sufficient cash-flow to satisfy the damages award in the event we are not successful.”

The Company encourages investors to read our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 8, 2019 at www.sec.gov.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

# # #

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso
Tel-Instrument Electronics Corp.
(201) 933-1600

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2018	March 31, 2018
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$161,031	$307,812
Accounts receivable, net	2,271,510	1,095,049
Inventories, net	3,094,276	4,269,934
Restricted cash to support appeal bond	2,003,883	2,000,866
Prepaid expenses and other current assets	240,390	147,746
Total current assets	7,771,090	7,821,407

Equipment and leasehold improvements, net	128,148	180,763
Deferred tax asset, net	63,500	63,500
Other long-term assets	35,109	35,109
Total assets	7,997,847	8,100,779

LIABILITIES & STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term debt	-	2,124
Line of credit	820,000	1,000,000
Capital lease obligations – current portion	7,368	6,875
Accounts payable and accrued liabilities	1,796,782	2,580,383
Deferred revenues – current portion	92,204	60,051
Accrued legal damages	5,216,647	5,059,990
Warrant liability	23,000	-
Accrued payroll, vacation pay and payroll taxes	315,575	447,863
Total current liabilities	8,271,576	9,157,286

Capital lease obligations – long-term	1,295	6,885
Deferred revenues – long-term	274,170	337,676
Total liabilities	8,547,041	9,501,847

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share
Preferred stock, 500,000 shares 8% Cumulative Series A Convertible Preferred issued and outstanding, par value $0.10 per share	3,215,998	3,035,998
Preferred stock, 166,667 shares 8% Cumulative Series B Convertible Preferred issued and outstanding, par value $0.10 per share	1,007,036	-
Common stock, 7,000,000 shares authorized, par value $0.10 per share, 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Paid-in capital in excess of par value, common stock	8,009,843	8,046,975
Accumulated deficit	(13,107,657)	(12,809,627)
Total stockholders’ deficit	(549,194)	(1,401,068)
Total liabilities and stockholders’ deficit	$7,997,847	$8,100,779

TEL-INSTRUMENT ELECTRONICS CORP.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Net sales	$3,975,736	$2,625,793	8,012,891	$7,955,035
Cost of sales	2,006,132	1,689,113	4,562,761	5,377,195

Gross margin	1,969,604	936,680	3,450,130	2,577,840

Operating expenses:
Selling, general and administrative	530,180	548,391	1,652,116	1,881,072
Litigation expenses	59,680	134,765	134,799	560,610
Legal damages	-	-	-	2,100,000
Engineering, research and development	622,082	546,691	1,642,785	1,691,631
Total operating expenses	1,211,942	1,229,847	3,429,700	6,233,313

Income (loss) from operations	757,662	(293,167)	20,430	(3,655,473)

Other income (expense):
Interest income	1,010	-	3,017	-
Proceeds from life insurance	-	-	-	92,678
Amortization of deferred financing costs	-	(649)	-	(3,363)
Change in fair value of common stock warrants	(23,000)	5,000	(23,000)	95,000
Interest expense - judgment	(72,003)	(30,523)	(215,226)	(30,523)
Interest expense	(24,216)	(14,097)	(83,251)	(38,435)
Total other (expense) income	(118,209)	(40,269)	(318,460)	115,357

Income (loss) before income taxes	639,453	(333,436)	(298,030)	(3,540,116)

Income tax expense	-	-	-	-

Net income (loss)	639,453	(333,436)	(298,030)	(3,540,116)

Deemed dividend related to beneficial conversion feature of Series B Convertible Preferred Stock	(420,000)	-	(420,000)	-
Preferred stock dividends	(112,807)	(30,667)	(232,807)	(30,667)

Net income (loss) attributable to common shareholders	$106,646	$(364,103)	$(950,837)	$(3,570,783)

Basic income (loss) per common share	$0.03	$(0.11)	$(0.29)	$(1.10)
Diluted income (loss) per common share	$0.03	$(0.11)	$(0.29)	$(1.10)

Weighted average shares outstanding:
Basic	3,255,887	3,255,887	3,255,887	3,255,887
Diluted	3,409,657	3,255,887	3,255,887	3,255,887